Exhibit 99.1

News Release

For Immediate Release Media Shannon Gore (224) 212-2003

Financial Community Lynn McHugh (224) 212-2363

HOSPIRA ANNOUNCES PLANS TO CLOSE PLANT
IN DONEGAL, IRELAND

— Plan Part of Companywide Focus on Improving
Manufacturing Efficiencies and Productivity —

LAKE FOREST, Ill., Aug. 23, 2005 – Hospira, Inc. (NYSE:HSP), a leading global hospital products manufacturer, announced plans today to close its medical device manufacturing plant in Donegal, Ireland, within the next 18 months.

“To be successful over the long term, Hospira must continue to focus on improving profitability through cost savings and increased operational efficiency while also producing the highest quality products that meet our customers’ needs,” said James V. Mahoney, corporate vice president, Global Operations, Hospira. “Closing the Donegal facility will enable Hospira to better use its existing manufacturing capacity and improve productivity.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

Products produced at the Donegal plant are expected to move to Hospira facilities in Costa Rica and the Dominican Republic, which have available manufacturing capacity to absorb the transfers. Approximately 550 Donegal employees are expected to be affected, and the company will provide them with retraining, career development and other assistance.

In connection with the plant closure, Hospira estimates that it will incur total expenses in the range of $30 million to $40 million over the 2005 to 2007 time period for the impairment of assets, employee-related costs and other expenses. Approximately $6 million to $7 million of the charges are estimated to be non-cash. Hospira expects to eventually achieve annual cost savings from this action of approximately $15 million, beginning in 2008. Any related costs that are expected to be expensed in 2005 were not included in the company’s projections for 2005 generally accepted accounting principles (GAAP) earnings per share that were provided in the press release issued on Aug. 11, 2005.

Operations at the Hospira plant in Sligo, Ireland, will not be affected.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, III., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10K for the year ended Dec. 31, 2004, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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